Exhibit 99.1

May 29, 2009	Contact: Vixson Baez
Press Release	Tel.: (787)834-8000
Ext. 5535
W Holding Company, Inc.
Formalizes Agreements with Regulators
     W Holding Company, Inc. (the “Company” or “W Holding”), the bank holding company of Westernbank Puerto Rico (the “Bank” or “Westernbank”), today announced that the Bank entered into a Consent Order (the “Consent Order”) with the Federal Deposit Insurance Corporation (“FDIC”) and the Office of the Commissioner of Financial Institutions of Puerto Rico (“OCIF”), and the Company entered into a Written Agreement (the “Written Agreement”, and, together with the Consent Order, the “Orders”) with the Board of Governors of the Federal Reserve System. The Orders build on the informal agreement which the Bank entered into in February of 2008 with the FDIC.
     The Orders impose no business or product restrictions for Westernbank nor do they impose any type of penalties or fines upon the Bank. The Consent Order requires the Bank to maintain a Tier I Leverage ratio level of not less than 5.5% as of this date, 5.75% as of September 30, 2009, and 6% at March 31, 2010. Based on preliminary unaudited data filed with the FDIC, the Bank’s Tier 1 ratio is 5.94% as of March 31, 2009, which is well over and above the 2009 requirements.
     Concurrent with the Consent Order, the FDIC has granted the Bank a renewable six month waiver for the issuance of brokered deposits. As part of its strategy, the Bank is committing to continue diversifying its funding sources.
     Since February of 2008, the Bank has substantially addressed and improved the areas that are part of the agreement. These are as follows:
•	Added two independent directors to the Board: Enrique González, a Certified Public Accountant from the Ponce area, who has been in the position for a year; and more recently appointed Alberto Bacó, Esq., who is in the final stages of confirmation by the FDIC. Bacó is a former President of the Economic Development Bank and presently

Chief Executive Officer of Marvel International, venture capitalist and real estate developer.

•	Strengthened and realigned the management team with a committed, experienced and seasoned group of professionals which include Carlos J. Dávila as Chief Operating Officer; Lidio Soriano as Chief Financial Officer; William Vidal, Esq. as Chief Banking and Lending Officer, and Mayra Hansen, former head of the FDIC Office in Puerto Rico, as Chief Risk Officer, among others.

•	Developed a three-year strategic plan containing capital, budget and liquidity projections and adjusted credit underwriting standards in line with the current economic environment.

•	Strengthened the Compliance areas by hiring Isis Roldán, Esq., in addition to the above-mentioned officers. Roldán has ten years of experience in the legal and compliance areas in the financial industry.

•	Restated financial statements for years 2005 and 2006 and filed the Annual Report on Form 10-K for the year ended December 31, 2007.

•	Engaged the auditing firm of BDO Seidman, LLP, to audit the Company’s 2008 financial statements.

•	Reduced its non-accrual loans by $315 million from December 31, 2007 to March 31, 2009.

•	Reported net income of $5.2 million for the first quarter of the year.

•	Continued to finance key projects in Puerto Rico, including expansion projects for several major hospital facilities in the metropolitan area.
     “We fully support and agree with the process and have worked closely with our regulators to maintain and further strengthen the position of our Company in this challenging economic environment. We are committed to take all actions to ensure the strength, growth and solidity of our Company,” said Frank C. Stipes, Esq., Chairman, Chief Executive Officer (CEO) and President of W Holding and Westernbank, who was reappointed in his position as CEO and President of the Bank in the second quarter of 2007.
     “The Bank will continue with the current expansion of its branch and financial services network and lending program for individuals and businesses,” said Stipes. The Bank has also continued to be active in its community programs. In 2008, Westernbank sponsored the 50th anniversary of the Puerto Rico Symphony Orchestra and the reopening of the Yaguez Theater in Mayaguez.

     During the most recent months, the Bank has restructured its branch network to open three innovative branches in high growth markets (Ponce, Rincón and Altamira in San Juan) and consolidated seven smaller branches in low growth areas for a network of 46 full-service branches. Last week it inaugurated its southern headquarters and new mega branch on Road 14 in Ponce, a three-story building known as Westernbank Financial Center, South. Furthermore, the Bank is participating in the FDIC’s Transaction Account Guarantee Program in which all funds in non-interest bearing transaction deposit accounts will be protected in full by the FDIC until December 31, 2009.
     Westernbank is the largest lender and employer in the southwestern region of Puerto Rico; the second largest minority-owned institution in the United States and the largest commercial lender in Puerto Rico. Westernbank is the leading commercial lender to hospitals, supermarkets, food and hospitality industries in Puerto Rico. It has assets of $15 billion and has 1,450 employees.
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